EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of April 25, 2010, by and between Philip R. Sherringham (the “Executive”) and People’s United Financial, Inc., a corporation formed under the laws of the State of Delaware (the “Company”).

WHEREAS, the Executive and the Company are parties to an employment agreement, dated May 15, 2008 (the “Employment Agreement”); and

WHEREAS, the parties wish to confirm the termination of the Executive’s employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the parties in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.         Termination of Employment and Resignation from Positions.  The parties hereto hereby mutually agree that the Executive’s employment with the Company will terminate as of the date hereof (the “Separation Date”).  Accordingly, the Executive hereby resigns, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its affiliates, including without limitation as a director of the Company, and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations.

2.         Certain Payments and Benefits.  The parties hereto hereby agree to treat the termination of Executive’s employment as a termination pursuant to Section 4(a)(ii) of the Employment Agreement (Discharge Other Than for Cause and Non-Renewal of the Agreement), and the Company agrees to pay and provide the benefits referred to in such Section at the times required by, and subject to the terms and conditions of, the Employment Agreement.  To avoid any uncertainty, the Company will detail the preceding payments and benefits (including amounts, number of shares and the time of payment) on a schedule to be delivered to Executive on or before April 28, 2010 and the parties will work in good faith to resolve promptly any differences.

3.         Obligations of Executive and the Company.  The Executive agrees to satisfy any unsatisfied, legally binding obligations that he has incurred to the Company and its subsidiaries prior to the Separation Date.  The Company shall promptly reimburse the Executive, subject to the requirements of its reimbursement policies applied consistently with prior practice, for any business expenses incurred by the Executive prior to, and not reimbursed as of, the Separation Date. The Company also agrees to transfer ownership of the security systems installed in the Executive’s residences to the Executive as of the Separation Date (for the avoidance of doubt, the Executive will bear all costs of ongoing monitoring associated with such security systems).  The Executive agrees to promptly return to the Company all other property of the Company in his possession.

4.         Obligations under the Employment Agreement.  The parties hereto agree and acknowledge that the provisions of Sections 5 through 17 of the Employment Agreement shall survive the termination of the Executive’s employment with the Company.  For the avoidance of doubt, Section 5(c) of the Employment Agreement shall cease to apply from and after the Separation Date in accordance with its terms.

5.         Non-Disparagement.  The Executive agrees not to defame or disparage the Company, its subsidiaries, and their affiliates, officers, directors, members, executives and employees, and the Company will not, and agrees to cause its subsidiaries, affiliates, directors and executive officers not to, defame or disparage the Executive.

6.         No Admission of Liability.  This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or the Executive.

7.         General Provisions

(a)  Heirs and Assigns.  This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(b)  Integration.  Except as otherwise specifically provided herein, this Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with the Company, including without limitation the Employment Agreement.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.  A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.  In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(c)  Choice of Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without regard to its choice of law provisions.

(d)  Construction of Agreement.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(f)  Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

People’s United Financial, Inc.
Robert E. Trautmann - Executive Vice President and General Counsel
850 Main Street, 16th Floor
Bridgeport, CT 06604

with a copy to:

Arthur H. Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Executive:

Philip R. Sherringham at his principal residence
address on the books and records of the Company
on the date hereof

With copies to:

Marc Trevino
Lawrence A. Pasini
Sullivan & Cromwell
125 Broad Street
New York, NY 10004

or to such other address as any party hereto may designate by notice to the others.

(g) Severability.  The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

PEOPLE’S UNITED FINANCIAL, INC. /s/ Robert E. Trautmann
By: Robert E. Trautmann
Title: Executive Vice President and General Counsel
/s/ Philip R. Sherringham
Philip R. Sherringham